EXHIBIT 10.10

Summary Description of
Named Executive Officer Compensation

Effective August 4, 2014, the annual base salary of Ronald J. Foster, who was identified as a named executive officer in the Company’s 2014 proxy statement, was increased from $297,440 to $325,000, pursuant to an employment agreement dated November 6, 2014. There have been no other changes in compensation for current officers who were identified as named executive officers in the Company's 2014 proxy statement.